UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 12 Crow Lane, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 13, 2014, the Board of Directors (the “Board”) of RenaissanceRe Holdings Ltd. (the “Company”) approved an amendment to the Company’s Guidelines on Significant Corporate Governance Issues (the “Corporate Governance Guidelines”) to include a majority voting policy for uncontested director elections. The Board adopted the change as part of its regular review and evaluation of the Corporate Governance Guidelines, charters and practices. The change is effective immediately.

The amended Corporate Governance Guidelines provide, in part, that “[t]he Board will nominate an incumbent director for re-election to the Board at a general meeting only if the director agrees that, in the case of an uncontested election and in the event such director fails to receive a majority of votes cast at such election, such director will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation.” In the event an incumbent director fails to receive a majority of votes cast at an election which is uncontested, the Compensation and Corporate Governance Committee of the Board will promptly consider the resignation and make a recommendation to the Board, and the Board will consider any relevant factors in deciding whether to accept or reject the director’s resignation. In the case of a contested election, directors shall continue to be elected by a plurality of the votes cast at such general meeting.

This description of the policy is only a summary. The full text of the amended Corporate Governance Guidelines is available in the “Investor Information – Corporate Governance” section of the Company’s website at http://www.renre.com. The information on our website is not incorporated by reference in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2014	RENAISSANCERE HOLDINGS LTD.

	By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	SVP, General Counsel & Corporate Secretary